Exhibit 3

Deloitte LLP
Bay Adelaide East
22 Adelaide Street West
Suite 200
Toronto ON M5H 0A9
Canada

Tel: 416-601-6150
Fax: 416-601-6610
www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-194892 on Form F-10 and Registration Statement No. 333-128257 on Form S-8 and to the use of our reports dated March 3, 2016 relating to the consolidated financial statements of Magna International Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 40-F/A of the Company for the year ended December 31, 2015.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

August 9, 2016